THE 2023 ETF SERIES TRUST 485BPOS

Exhibit 99.(h)(v)

Execution Version

FORM OF AMENDMENT TO ADMINISTRATIVE AGENCY AGREEMENT

This Amendment TO ADMINISTRATIVE AGENCY AGREEMENT (this “Amendment”) is dated as of [______________], by and between THE 2023 ETF SERIES TRUST, a Delaware Statutory Trust (the “Fund”) on behalf of each of its series, separately and not jointly, listed on Appendix A hereto (each, a “Portfolio” and collectively, the “Portfolios”), and Brown Brothers Harriman & Co., a limited partnership organized under the laws of the State of New York (the "Administrator”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Fund and Administrator entered into an Administrative Agency Agreement dated as of July 23, 2025 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”).

Whereas, the Fund and Administrator desire to make certain modifications to the terms of the Agreement as further detailed herein;

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

A.	Amendments to the Agreement

1.	The Agreement is hereby amended by deleting Appendix A in its entirety, and substituting therefore the updated Appendix A attached hereto to reflect the addition of the following new Portfolio(s):

●	Pictet AI Enhanced US Equity ETF

●	Harrison Street Infrastructure ETF

B.	Miscellaneous

1.	This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as specifically amended hereby, the Agreement remains unchanged, in full force and effect and binding on the parties in accordance with its terms. As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

2.	This Amendment shall be governed and construed in accordance the governing law and jurisdiction provisions of the Agreement.

3.	This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Agreement, effective as of the first date written above.

BROWN BROTHERS HARRIMAN & CO. By:_________________________ Name: Title: Date:	THE 2023 ETF SERIES TRUST By:_________________________ Name: Title: Date:

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APPENDIX A

to ADMINISTRATIVE AGENCY AGREEMENT dated as of July 23, 2025 (the “Agreement”)

by and between BROWN BROTHERS HARRIMAN & CO. (the “Administrator”), and

THE 2023 ETF SERIES TRUST (the “Fund”)

Revised as of [_____________]

The following is a list of Portfolios for which the Administrator shall serve under the Agreement:

Pictet Cleaner Planet ETF

Pictet Emerging Markets Debt ETF

Pictet Emerging Markets Rising Economies ETF

Pictet AI Enhanced International Equity ETF

Pictet AI & Automation ETF

Pictet AI Enhanced US Equity ETF

Harrison Street Infrastructure ETF